EXHIBIT 99.1

[LOGO OF THE WET SEAL, INC.]

Contact: Walter Parks, Executive Vice President/CAO

(949) 699-3922

THE WET SEAL, INC. APPOINTS FORMER DISNEY STORE

WORLDWIDE PRESIDENT PETER WHITFORD AS CEO

FOOTHILL RANCH, CA, May 29, 2003 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced the appointment of Peter D. Whitford as the company’s new chief executive officer, effective June 30, 2003. Whitford, the former worldwide president of Disney Stores, will succeed Irving Teitelbaum, who, in addition to serving as chairman of the board, has been acting as interim chief executive officer since February of this year.

“We are thrilled to have a retail veteran of the caliber of Peter Whitford join our team and lead this company forward,” said chairman Irving Teitelbaum. “Peter has had an impressive and distinguished career, and brings a wealth of retail and managerial experience to the company. We look forward to the many contributions he is sure to make as we continue our efforts to position this company for future growth and strengthen our presence as a premier fashion retailer.”

With more than 25 years of experience in domestic and international retail, Whitford most recently served as president-worldwide of Disney Stores, a company with nearly 700 retail stores throughout ten countries. Prior to Disney Stores, Whitford spent six years in senior executive positions, including those of president and chief executive officer at Structure, a six-hundred-store specialty apparel division of Limited Brands, Inc. A native of Australia, he has also served in management positions at various other retail companies, both in the United States and Australia.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 622 stores in 47 states, the District of Columbia and Puerto Rico, including 490 Wet Seal stores, 101 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.